Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 16, 2018
Registration Statement Nos. 333-225949 and
333-225949-01

$1+ billion Ford Credit Auto Owner Trust (FORDO) 2018-B  (Prime Auto Loans)

Joint-Leads (active):  Barclays (str), Citi, SMBC Nikko

(passive):  Credit Agricole, Wells Fargo

Co-Managers: US Bank, Banco de Brasil

Selling Group: Drexel Hamilton, Loop, Williams

CLS	$AMT(MM)*	WAL	M/F	BENCH	SPREAD	YIELD	CPN	PRICE
A-1	205.000	0.26	P-1/F1+	iLiB	+5	2.50308%	2.50308%	100.00000
A-2a	275.000	1.01	Aaa/AAA	EDSF	+12	2.986%	2.96%	99.99252
A-2b	100.000	1.01	Aaa/AAA	1mL	+12	—	L+12	100.00000
A-3	317.000	2.25	Aaa/AAA	iSwp	+19	3.270%	3.24%	99.98290
A-4	102.980	3.35	Aaa/AAA	iSwp	+27	3.406%	3.38%	99.99349
B	31.580	3.56	Aa1/AA+	iSwp	—
C	21.050	3.56	Aa3/A+	iSwp	—

Expected Pricing	:	PRICED	Registration	:	Public / SEC Registered
Expected Settle	:	10/23/18	ERISA Eligible	:	Yes
First Payment	:	11/15/18	Pxg Speed	:	1.40% ABS to 10% Cleanup Call
Expected Ratings	:	Moody’s/Fitch	Min Denoms	:	$1k x $1k
Bill & Deliver	:	Barclays	Ticker	:	FORDO 2018-B

Available Information	:
* Preliminary Prospectus Supplement, FWP and Intex CDI (attached)
* Intexnet	:	bcgfordo_2018-b_preprice	Passcode: 4Y36

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (the “SEC”) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.